Exhibit 10.17

November 21, 2007

Desert Capital REIT, Inc.
1291 Galleria Drive
Henderson, Nevada  89014
Attn.:  Todd Parriott

Re:           Advisory Agreement dated July 15, 2004, between Desert Capital REIT, Inc., a Maryland corporation (formerly known as Bull Street Real Estate Investment Trust, Inc.) (the “Company”) and Burton Management Company, Ltd., a Nevada corporation (the “Advisor”) (the “Advisory Agreement”)

Ladies and Gentlemen:

Reference is hereby made to the Advisory Agreement and specifically to Section 6.2.1 thereof.  All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Advisory Agreement.  Pursuant to Section 6.2.1 of the Advisory Agreement, the Advisor is to be paid Incentive Management Compensation on a quarterly basis based upon a percentage by which the Company’s Net Income exceeds the Threshold Return.

The Advisor and the Company are executing this letter agreement to evidence the Advisor’s and the Company’s agreement that Consolidated Mortgage, LLC is being sold to an affiliate and accordingly, the Advisor shall not receive the incremental amount of the Incentive Management Compensation that is attributable to the gain on sale to be realized by the Company in connection with the sale of Consolidated Mortgage, LLC.

This letter agreement shall be governed by the laws of the State of Nevada.  This letter agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which taken together shall represent one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature page immediately follows.]

Sincerely,

BURTON MANAGEMENT COMPANY, LTD.

By:  /s/Todd B. Parriott
Todd B. Parriott
President

ACCEPTED AND AGREED TO
THIS 21st DAY OF November 2007

DESERT CAPITAL REIT, INC.

By:  /s/G. Steven Dawson
       G. Steven Dawson
       Chief Financial Officer